EXHIBIT 99.1

               J Net Enterprises, Inc. Announces Results of
                    2004 Annual Meeting of Stockholders

NEW YORK--(BUSINESS WIRE)- November 19, 2004--J Net Enterprises, Inc. (hereinafter referred to as the "Company")(OTCBB:JNEI) conducted its Annual Meeting of Stockholders on November 18, 2004. Each of the four proposals contained in the Company's Proxy Statement to Stockholders dated October 28, 2004, were approved. A summary of the approved items follows:

     (1) Six directors were elected to serve on the Board of Directors until the next Annual Meeting of Stockholders and until their successors are duly elected.

     (2) Upon filing of the certificates of merger with each of the Delaware and Nevada Secretaries of State and the submission of the applicable documentation with the Over-the-Counter Bulletin Board, the Company's name will be changed to "Epoch Holdings Corporation" and our trading symbol will be changed to reflect such name change. The Company expects this process to be completed prior to December 31, 2004.

     (3) The state of incorporation of the Company will be changed from Nevada to Delaware. The process for the reincorporation is expected to be completed prior to December 31, 2004.

     (4)  A Long-Term Incentive Compensation Plan was implemented.

Mr. Allan Tessler, Chairman of the Board of Directors, opened the meeting and expressed optimism that the recent business combination with Epoch Investment Partners ("Epoch") provides a great opportunity for growth in shareholder value. Mr. Tessler stated, "It has been my consistently held goal to find an acquisition that created a great opportunity for all J Net shareholders to regain shareholder value. I believe the Epoch management team is the group that can achieve this goal." Mr. Tessler then introduced William W. Priest, who became the Chief Executive Officer of the Company soon after the business combination with Epoch.

Mr. Priest's comments began by referring to the letter to shareholders stating "Epoch was founded on the belief that significant change in both the drivers of investment returns and the structure of investment management firms has begun. Following almost 20 years of expanding P/E ratios, interest rates are poised to begin rising, thereby eliminating P/E ratios as the major driver of total equity returns as they were in the 1980 through 2000 period. Free cash flow and its intelligent use for shareholder value creation will replace earnings as the dominant explanatory variable of investment returns in our view. In addition, dividend yield will regain its historical role as a significant contributor to total return. Our investment process incorporates these assertions."

Mr. Priest continued, "Whereas clarity of investment processes has always been relevant to investors, a similar demand will be made of an investment firm's business practices. In view of the events that have occurred since the turn of this century reflecting inadequate institutional oversight at the corporate, accounting, and regulatory levels, greater transparency of conduct and business processes is demanded. As a result, we elected to become a public company with all of its rigorous disclosure requirements. Transparency inures to our clients' benefit. There can be no greater transparency requirement than that of being public.

We are a well capitalized and stable firm composed of experienced people. Although experience does not guarantee achievement, it significantly improves the likelihood that we can execute successfully on behalf of our clients. We have used our capital to establish a presence of substance in terms of experienced investment staff and client service professionals. Our systems are state of the art and reflect best practice standards."

Mr. Priest then discussed several operating metrics since commencement of Epoch's operations, including growth in assets under management, which have risen from $647 million at inception of the operations to just under $1 billion as of November 17, 2004. Mr. Priest also disclosed that Epoch has received a letter of intent from a large corporation that will increase assets under management by approximately $50 million, which if completed would increase total assets under management to over $1 billion.

About the Company:
__________________

Epoch Investment Partners, a wholly-owned subsidiary of the Company, is a registered investment advisor under the Investment Advisers Act of 1940 and is the sole operating line of business of the Company

Epoch was recently formed and co-founded by Mr. William W. Priest. Mr. Priest has over 35 years of experience in the investment advisory business and most recently served as co-managing partner of Steinberg, Priest & Sloane Capital Management, LLC ("SPSCM"), and prior to that, as Chairman and CEO of Credit Suisse Asset Management ("CSAM") Americas and as CEO of its predecessor firm BEA Associates, which he co-founded in 1972. During his tenure at BEA Associates and CSAM Americas, Mr. Priest developed the firm into a well-recognized investment manager with over $100 billion in assets under management. In addition to Mr. Priest, Epoch's co-founders are Timothy Taussig, former Managing Director and Member of the Global Executive Committee for CSAM and Co-Head of Global Marketing for CSAM worldwide; J. Philip Clark, former Managing Director of Sanford C. Bernstein & Co.'s private client and institutional asset management businesses; David Pearl, Managing Director and Senior Portfolio Manager at SPSCM; and Berenson Epoch LLC, an affiliate of the New York investment banking firm Berenson & Company. Timothy Taussig, J. Philip Clark and David Pearl are part of Epoch's core management and investment teams.

Safe Harbor Statement:
_____________________

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.